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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Advanced Radio Telecom Corp. on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-31453) of our report dated March 10, 1998 on our audits of the consolidated financial statements of Advanced Radio Telecom Corp. and Subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, appearing in the Annual Report on Form 10-K of Advanced Radio Telecom Corp. filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts."


                                        Coopers & Lybrand L.L.P.



Seattle, Washington
April 10, 1998